Exhibit 99.2   Press Release




PRESS RELEASE
July 27, 1998          For further information contact:
                       David M. Bradley
                       Chairman, President and Chief Executive Officer
                       North Central Bancshares, Inc.
                       825 Central Avenue  PO Box 1237
                       Fort Dodge, Iowa 50501
                       515-576-7531


                NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RECORD
                         SECOND QUARTER 1998 EARNINGS


Fort Dodge, Iowa -- North Central Bancshares, Inc., (the "Company") the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $1,116,000, or diluted earnings per share of $0.35, for the second quarter of 1998, compared to $960,000, or diluted earnings per share of $0.30, during the second quarter of 1997. For the six months ended June 30, 1998, the Company's net earnings were $2,222,000, or diluted earnings per share of $0.69, as compared to $1,848,000, or diluted earnings per share of $0.56, for the corresponding period a year ago.

As of the close of business on January 30, 1998, the Bank completed the acquisition of Valley Financial Corp. pursuant to an Agreement and Plan of Merger, dated as of September 18, 1997. The acquisition resulted in the merger of Valley Financial's wholly owned subsidiary, Valley Savings Bank, FSB, with and into the Bank, with the Bank as the resulting financial institution. Valley Savings, headquartered in Burlington, Iowa, was a federally-charted stock savings bank with three branch offices located in southeastern Iowa, with assets of approximately $110 million. The former offices of Valley Savings are being operated as a division of the Bank.

The acquisition was accounted for as a purchase transaction and therefore, the operating results of the former offices of Valley Savings Bank are included in the 1998 operating results of the Company only from the date of acquisition through June 30, 1998. The operating results for the period ended June 30, 1997 and the Company's balance sheet as of December 31, 1997 have not been restated to include any Valley Savings Bank assets, liabilities or operations. Therefore, the comparison between periods is significantly impacted by this acquisition. Total assets at June 30, 1998 were $331.1 million as compared to $222.0 million at December 31, 1997.

Nonperforming assets were 0.14% of total assets as of June 30, 1998 compared to 0.10% of total assets as of December 31, 1997. The allowance for loan losses was $2.6 million, or 1.02% of total loans at June 30, 1998, compared to $2.2 million, or 1.10% of total loans, at December 31, 1997.

The pro forma net interest spread for the quarter ended June 30, 1998 of 2.81% was only slightly changed from 2.79% for the quarter ended June 30, 1997. The pro forma net interest margin for the quarter ended June 30, 1998 of 3.49% was only slightly changed from 3.43% for the quarter ended June 30, 1997. Pro forma net interest income for the quarter ended June 30, 1998 was $2.8 million, compared to $2.6 million for the corresponding quarter last year.

                                  ...MORE...

The Company's provision for loan losses was $60,000 for the quarters ended June 30, 1998 and 1997. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Company's portfolio, and other factors related to the collectibility of the Company's loan portfolio.

Stockholders' equity was $49.2 million at June 30, 1998, as compared to $50.4 million at December 31, 1997. Book value, or stockholders' equity, per share at June 30, 1998 was $15.73, as compared to $15.43 at December 31, 1997. The ratio of stockholders' equity to total assets was 14.9% at June 30, 1998, as compared to a pro forma ratio of stockholders' equity of 15.1% at December 31, 1997.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 7 full service locations in Fort Dodge, Nevada, Ames, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".

For more information contact:  David M. Bradley, President, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

                                                                  Actual            Actual            Pro Forma*
(Dollars in Thousands, except per share and share data)       June 30, 1998   December 31, 1997   December 31, 1997
                                                              --------------  ------------------  ------------------
Assets
     Cash and cash equivalents                                 $   10,223        $    3,445          $    8,517
     Securities available for sale                                 53,657            19,816              58,892
     Loans (net of allowance
      of loan loss of $2.6 million, $2.2 million and
      $2.5 million, respectively)                                 250,371           191,249             250,701
     Goodwill                                                       6,564               196               6,735
     Other assets                                                  10,309             7,248               9,304
                                                               ----------        ----------          ----------

       Total Assets                                            $  331,124        $  221,954          $  334,149
                                                               ==========        ==========          ==========
Liabilities
     Deposits                                                  $  246,398        $  141,124          $  240,635
     Other borrowed funds                                          32,342            28,550              39,859
     Other liabilities                                              3,197             1,863               3,238
                                                               ----------        ----------          ----------
        Total Liabilities                                         281,937           171,537             283,732
Stockholders' Equity                                           $   49,187        $   50,417          $   50,417
                                                               ----------        ----------          ----------
     Total Liabilities and Stockholders' Equity                $  331,124        $  221,954          $  334,149
                                                               ==========        ==========          ==========
Stockholders' equity to total assets                                14.85%            22.72%              15.09%
                                                               ==========        ==========          ==========
Book value per share                                               $15.73            $15.43              $15.43
                                                               ==========        ==========          ==========
Total shares outstanding                                        3,126,383         3,266,483           3,266,483
                                                               ==========        ==========          ==========

* See explanatory note on following page.

Condensed Consolidated Statements of Income
(Dollars in Thousands, except per share data)

                                                             For the Three Months   For the Six Months
                                                                Ended June 30,         Ended June 30,
                                                                1998      1997         1998     1997
                                                                ------   ------       -------   ------
Interest income                                                 $6,050   $3,932       $11,515   $7,836
Interest expense                                                 3,291    1,896         6,163    3,750
                                                                ------   ------       -------   ------
 Net interest income                                             2,759    2,036         5,352    4,086
Provision for loan loss                                             60       60           120      120
                                                                ------   ------       -------   ------
 Net interest income after provision for loan loss               2,699    1,976         5,232    3,966
Noninterest income                                                 974      599         1,734    1,083
Gain on the sale of securities available for sale                   --       --            55       --
Noninterest expense                                              1,895    1,119         3,529    2,229
                                                                ------   ------       -------   ------
 Income before income taxes                                      1,778    1,456         3,492    2,820
Income taxes                                                       662      496         1,270      972
                                                                ------   ------       -------   ------
 Net income                                                     $1,116   $  960       $ 2,222   $1,848
                                                                ======   ======       =======   ======

Basic earnings per share                                        $ 0.36   $ 0.30       $  0.71   $ 0.57
                                                                ======   ======       =======   ======
Diluted earnings per share                                      $ 0.35   $ 0.30       $  0.69   $ 0.56
                                                                ======   ======       =======   ======


                                                             For the Three Months   For the Six Months
                                                                Ended June 30,         Ended June 30,
                                                                 1998     1997         1998     1997
                                                                ------   ------       -------   ------
Performance ratios:  Actual
 Net interest spread                                             2.85%    2.88%         2.84%    3.00%
 Net interest margin                                             3.51%    4.07%         3.58%    4.24%
 Return on average assets                                        1.35%    1.86%         1.42%    1.78%
 Return on average equity                                        8.79%    7.87%         8.73%    7.51%
 Efficiency ratio (noninterest expense divided by the
    sum of net interest income before provision for
    loan losses plus noninterest income)                        50.75%   42.48%        49.42%   42.76%

Pro Forma Condensed Consolidated Statements of Income*

                                                                 For the Three Months      For the Six Months
                                                                     Ended June 30,           Ended June 30,
                                                                    1998      1997           1998       1997
                                                                   ------    ------        -------    -------
Interest income                                                    $6,050    $5,878        $12,137    $11,667
Interest expense                                                    3,291     3,268          6,614      6,412
                                                                   ------    ------        -------    -------
  Net interest income                                               2,759     2,610          5,523      5,255
Provision for loan loss                                                60       (40)           120         20
                                                                   ------    ------        -------    -------
  Net interest income after provision for loan loss                 2,699     2,650          5,403      5,235
Noninterest income                                                    966       798          1,788      1,463
Gain on the sale of securities available for sale                      --        --             55         --
Noninterest expense                                                 1,947     1,816          3,935      3,576
                                                                   ------    ------        -------    -------
  Income before income taxes                                        1,718     1,632          3,311      3,122
Income taxes                                                          641       595          1,229      1,127
                                                                   ------    ------        -------    -------
  Net income                                                       $1,077    $1,037        $ 2,082    $ 1,995
                                                                   ======    ======        =======    =======

Basic earnings per share                                           $ 0.35    $ 0.32        $  0.67    $  0.62
                                                                   ======    ======        =======    =======
Diluted earnings per share                                         $ 0.33    $ 0.32        $  0.65    $  0.61
                                                                   ======    ======        =======    =======

* See explanatory note below.
Selected Financial Ratios

                                                                 For the Three Months      For the Six Months
                                                                     Ended June 30,           Ended June 30,
                                                                    1998      1997           1998       1997
                                                                   ------    ------        -------    -------
Performance ratios:  Pro Forma*
  Net interest spread                                               2.81%     2.79%          2.83%      2.80%
  Net interest margin                                               3.49%     3.43%          3.50%      3.46%
  Return on average assets                                          1.29%     1.30%          1.25%      1.25%
  Return on average equity                                          8.45%     8.34%          8.18%      8.27%
  Efficiency ratio (noninterest expense divided by the
    sum of net interest income before provision for
    loan losses plus noninterest income)                           52.27%    53.29%         53.42%     53.23%

*See explanatory note below.

                                                     June 30, 1998   March 31, 1998   December 31, 1997
                                                     -------------   --------------   -----------------
Asset Quality Ratios:
  Nonaccrual loans to total net loans                     0.10%           0.22%              0.08%
  Nonperforming assets to total assets                    0.14%           0.26%              0.10%
  Allowance for loan losses as a percent
    of total loans receivable                             1.02%           1.01%              1.10%

*Pro Forma Consolidated Condensed Financial Statements (Unaudited)

The above unaudited pro forma consolidated financial statements presented are based on the historical financial statements of the Company and Valley Financial. The unaudited pro forma consolidated statements of income for the three and six months ended June 30, 1998 and 1997 were prepared as if the Acquisition had occurred as of the beginning of the respective periods for purposes of the combined consolidated statements of income and as if such an Acquisition had occurred at December 31, 1997 for purposes of the combined consolidated statement of financial condition.

The pro forma financial statements are not necessarily indicative of the results of operations that might have occurred had the Acquisition taken place at the beginning of the period, or to project the Company' results of operations at any future date or for any future period.